Exhibit 99.1

FOR IMMEDIATE RELEASE

SulphCo Announces Amendment to and Exercise of Warrants

Houston, June 20, 2011 (GLOBE NEWSWIRE) -- SulphCo, Inc. (the “Company” or “SulphCo”) (OTCQB: SLPH), a technology company with a patented ultrasound process designed to desulfurize liquid petroleum streams, announced today that it had agreed to amend certain warrants (the “Warrants”) to acquire up to 11,895,098 shares of SulphCo common stock held by two institutional investors (the “Investors”) to (i) reduce the exercise price to $0.02 per share and (ii) where applicable to make the Warrants immediately exercisable.  In return, the Investors agreed to immediately exercise the Warrants to acquire 5,947,549 or fifty-percent (50%) of underlying shares. After fees and expenses, net proceeds to the Company will be approximately $102,000.

The transaction will close on or before June 23, 2011, subject to customary closing conditions.  The offering is being conducted pursuant to a shelf registration statement declared effective by the Securities and Exchange Commission on October 20, 2010.  A prospectus supplement related to these securities will be filed with the Securities and Exchange Commission.

This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation, or sale of any security in any jurisdiction which such offer, solicitation or sale would be unlawful.

About SulphCo, Inc.

Houston-based SulphCo has developed a patented safe and economic process employing ultrasound technology to alter the molecular structure of liquid petroleum streams. The overall process is designed to "upgrade" the quality of liquid petroleum streams by modifying and reducing the sulfur and nitrogen content making those compounds easier to process using conventional techniques, as well as reducing the density and viscosity.  For more information, please visit http://www.sulphco.com/.

From time to time, the Company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.

For further information please contact:

Stanley W. Farmer
President and Chief Financial Officer
713-896-9100